Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports

Third Quarter 2023 Results

HOLLAND, Mich. (October 26, 2023) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the third quarter 2023.

●	Net income of $11.4 million in third quarter 2023 – an increase of 13.6% over $10.0 million earned in third quarter 2022 and up 10.7% from $10.3 million earned in second quarter 2023
●	Net interest margin increased to 3.35% in third quarter 2023 versus 2.86% in third quarter 2022 and decreased slightly from 3.36% in second quarter 2023
●	Continued loan portfolio growth – $19.7 million, or 6% annualized growth rate, for the third quarter 2023, and $152.6 million, or 13.4%, in the last 12 months
●	Deposit portfolio balances increased $124.0 million in the third quarter 2023, all in core deposits primarily due to seasonal inflows from municipal customers
●	Strong credit quality metrics – non-performing assets at 0.00004% of total assets, allowance to total loans coverage of 1.32%, and no delinquent loans
●	Robust capital position - $140.0 million in excess capital over well-capitalized minimums

The Company reported net income of $11.4 million, or $0.33 per diluted share, in third quarter 2023 compared to $10.0 million, or $0.29 per diluted share, in third quarter 2022. For the first nine months of 2023, the Company reported net income of $33.7 million, or $0.98 per diluted share, compared to $22.6 million, or $0.66 per diluted share, for the same period in 2022.

"We are pleased to report strong profitability and good balance sheet results for the third quarter 2023,” said Jon Swets, incoming President and CEO of the Company. “Net interest income for third quarter 2023 was up $2.5 million from third quarter 2022, reflecting benefits from federal funds rate increases and growth in our loan and investment securities portfolios. Solid loan origination activity continued in the third quarter 2023 while we maintained excellent asset quality.  We had no loan delinquencies at September 30, 2023.  On the funding side of the balance sheet we continue to see shifting in our deposits to higher interest bearing types which has a downward impact on net interest margin, but are encouraged by the strength of our core deposit base.  Our core deposit balances remain well above pre-pandemic levels and increased in the third quarter 2023.”

Macatawa Bank Corporation 3Q Results / page 2 of 7

Mr. Swets concluded: "We believe our balance sheet is well positioned in the current environment. High levels of liquidity, capital, and excellent asset quality put us in a good position to weather softer economic conditions, should they occur, and to seize loan growth opportunities in our markets. We remain committed to the conservative and well-disciplined approach to running the Company that has provided strong and consistent financial performance to our shareholders.”

Operating Results

Net interest income for the third quarter 2023 totaled $22.2 million, an increase of $1.1 million from second quarter 2023 and an increase of $2.5 million from third quarter 2022. Net interest margin for third quarter 2023 was 3.35% percent, down 1 basis point from second quarter 2023 and up 49 basis points from third quarter 2022. Net interest income in third quarter 2023 versus third quarter 2022 benefited from the significant increases in the federal funds rate which totaled 225 basis points between September 2022 and September 2023 and the related increases in rate indices impacting the Company’s variable rate loan portfolios. Interest on commercial loans increased $4.8 million in the third quarter 2023 compared to third quarter 2022 due to increases in both rate and average portfolio balances. Interest on federal funds in the third quarter 2023 increased by $1.7 million compared to third quarter 2022 due to higher rates paid on lower average balances held. Net interest income also benefited from growth in the investment securities portfolio to further deploy excess liquid funds held by the Company. Interest on investment securities in the third quarter 2023 increased by $1.2 million over third quarter 2022. Interest expense totaled $7.5 million in the third quarter 2023 compared to $1.1 million in the third quarter 2022 as rates paid on deposits increased.

Non-interest income increased $3,000 in third quarter 2023 compared to second quarter 2023 and decreased $273,000 from third quarter 2022. Deposit service charge income, including treasury management fees, was up $43,000 in third quarter 2023 compared to second quarter 2023 and was down $202,000 from third quarter 2022. The increase from second quarter 2023 was due to higher levels of treasury management fees while the decrease from third quarter 2022 was primarily due to higher earnings credits provided on treasury management accounts with the increase in deposit market interest rates.  Brokerage income was up $128,000 in third quarter 2023 compared to second quarter 2023 and was up $67,000 compared to third quarter 2022. The rising rate environment continued to have a negative effect on mortgage loan sales gains. Gains on sales of mortgage loans in third quarter 2023 were just $5,000, down $16,000 compared to second quarter 2023 and were down $161,000 from third quarter 2022. The Company originated $284,000 in mortgage loans for sale in third quarter 2023 compared to $2.4 million in second quarter 2023 and $6.5 million in third quarter 2022. Trust fees were down $27,000 in third quarter 2023 compared to second quarter 2023 and were up $140,000 compared to third quarter 2022, due largely to changes in underlying trust asset valuations. Income from debit and credit cards was down $65,000 in third quarter 2023 compared to second quarter 2023 and was down $49,000 compared to third quarter 2022 due primarily to customer usage behavior.

Macatawa Bank Corporation 3Q Results / page 3 of 7

Non-interest expense was $12.8 million for third quarter 2023, compared to $12.7 million for second quarter 2023 and $12.1 million for third quarter 2022. The largest component of non-interest expense was salaries and benefits expenses. Salaries and benefits expenses were up $106,000 compared to second quarter 2023 and were up $310,000 compared to third quarter 2022. The increase compared to second quarter 2023 and third quarter 2022 was primarily due to a higher level of salary and other compensation resulting from merit adjustments to base pay effective April 1, 2023. The table below identifies the primary components of the changes in salaries and benefits between periods.

	Q3 2023	Q3 2023
	to	to
Dollars in 000s	Q2 2023	Q3 2022

Salaries and other compensation	$41	$228
Salary deferral from commercial loans	24	40
Bonus accrual	—	(57)
Mortgage production – variable comp	(6)	34
Brokerage – variable comp	50	32
401k matching contributions	(3)	8
Medical insurance costs	—	25
Total change in salaries and benefits	$106	$310

Occupancy expenses were down $74,000 in third quarter 2023 compared to second quarter 2023 and were up $35,000 compared to third quarter 2022. Furniture and equipment expenses were down $14,000 compared to second quarter 2023 and were up $36,000 compared to second quarter 2022 due primarily to higher costs associated with equipment and software service contracts. FDIC assessment expense was flat in third quarter 2023 compared to second quarter 2023 and was up $129,000 compared to third quarter 2022, reflecting higher assessments placed on banks by the FDIC beginning in 2023. Data processing expenses were down $4,000 in third quarter 2023 compared to second quarter 2023 and were up $18,000 compared to third quarter 2022 due to higher usage of electronic banking services by the Company’s customers. Legal and professional fees were up $84,000 in third quarter 2023 compared to second quarter 2023 and were up $87,000 compared to third quarter 2022 due to higher use of corporate counsel in the third quarter 2023 as well as the outsourcing of certain internal audit activities.  Other categories of non-interest expense were relatively flat compared to second quarter 2023 and third quarter 2022 due to a continued focus on expense management.

Federal income tax expense was $2.8 million for third quarter 2023, $2.5 million for second quarter 2023, and $2.5 million for third quarter 2022. The effective tax rate was 19.75% for third quarter 2023, compared to 19.35% for second quarter 2023 and 19.85% for third quarter 2022.

Macatawa Bank Corporation 3Q Results / page 4 of 7

Asset Quality

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, commonly referred to as “CECL” on January 1, 2023. The impact on adoption was an increase to the allowance for credit losses of $1.5 million. A provision for credit losses benefit of $150,000 was taken in third quarter 2023 compared to provision expense of $300,000 in second quarter 2023.  No provision for credit losses was recorded in third quarter 2022. Net loan recoveries for third quarter 2023 were $42,000, compared to second quarter 2023 net loan recoveries of $15,000 and third quarter 2022 net loan recoveries of $190,000. At September 30, 2023, the Company had experienced net loan recoveries in thirty-three of the past thirty-five quarters. Total loans past due on payments by 30 days or more amounted to $0 at September 30, 2023, versus $158,000 at June 30, 2023 and $84,000 at September 30, 2022.  Further, the weighted average loan grade of the Company’s commercial loan portfolio continued to improve, ending at 3.46 at both September 30, 2023 and June 30,2023, compared to 3.54 at September 30, 2022. An improving loan grade decreases the need for providing for credit losses on this portfolio.

The allowance for credit losses of $17.0 million was 1.32% of total loans at September 30, 2023, compared to $17.1 million or 1.35% of total loans at June 30, 2023, and $14.8 million or 1.30% at September 30, 2022. The coverage ratio of allowance for credit losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 17,001-to-1 as of September 30, 2023.

At September 30, 2023, the Company's nonperforming loans were $1,000, representing 0.00008% of total loans. This compares to $72,000 (0.01% of total loans) at June 30, 2023 and $85,000 (0.01% of total loans) at September 30, 2022. The Company had no other real estate owned and repossessed assets at September 30, 2023 and June 30, 2023, down from $2.4 million September 30, 2022. The Company sold its final other real estate owned property in first quarter 2023, recognizing a net gain of $356,000. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $2.4 million from September 30, 2022 to September 30, 2023.

A break-down of non-performing loans is shown in the table below.

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Dollars in 000s	2023	2023	2023	2022	2022

Commercial Real Estate	$—	$—	$—	$—	$—
Commercial and Industrial	—	—	—	—	—
Total Commercial Loans	—	—	—	—	—
Residential Mortgage Loans	1	72	75	78	85
Consumer Loans	—	—	—	—	—
Total Non-Performing Loans	$1	$72	$75	$78	$85

Macatawa Bank Corporation 3Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Dollars in 000s	2023	2023	2023	2022	2022

Non-Performing Loans	$1	$72	$75	$78	$85
Other Repossessed Assets	—	—	—	—	—
Other Real Estate Owned	—	—	—	2,343	2,343
Total Non-Performing Assets	$1	$72	$75	$2,421	$2,428

Balance Sheet, Liquidity and Capital

Total assets were $2.76 billion at September 30, 2023, a decrease of $129.5 million from $2.63 billion at June 30, 2023 and a decrease of $75.3 million from $2.84 billion at September 30, 2022.

The Company’s investment securities portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $833.3 million at September 30, 2023, a decrease of $20.0 million from$853.2 million at June 30, 2023 and an increase of $30.1 million from $803.2 million at September 30, 2022. The overall duration of the Company’s investment securities portfolio at September 30, 2023 is relatively short at less than three years. This provides a reliable source of cash inflows as investment securities mature to support liquidity.

Total loans were $1.29 billion at September 30, 2023, an increase of $19.7 million from $1.27 billion at June 30, 2023 and an increase of $152.6 million from $1.14 billion at September 30, 2022.

Commercial loans increased by $106.2 million from September 30, 2022 to September 30, 2023, along with an increase of $50.3 million in the residential mortgage portfolio, partially offset by a decrease of $3.9 million in the consumer loan portfolio. Within commercial loans, commercial real estate loans increased by $45.1 million and commercial and industrial loans increased by $61.1 million. The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to draw more on existing lines and borrow more for expansion of their businesses.

The composition of the commercial loan portfolio is shown in the table below:

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Dollars in 000s	2023	2023	2023	2022	2022

Construction and Development	$120,892	$116,124	$120,268	$116,715	$111,624
Other Commercial Real Estate	446,393	443,489	423,080	420,888	410,600
Commercial Loans Secured by Real Estate	567,285	559,613	543,348	537,603	522,224
Commercial and Industrial	488,224	489,273	473,354	441,716	427,034
Paycheck Protection Program	—	—	—	—	32
Total Commercial Loans	$1,055,509	$1,048,886	$1,016,702	$979,319	$949,290

Macatawa Bank Corporation 3Q Results / page 6 of 7

Total deposits were $$2.45 billion at September 30, 2023, up $124.0 million, or 5.3%, from $2.32 billion at June 30, 2023 and down $110.6 million, or 4.3%, from $2.56 billion at September 30, 2022. While the Company experienced an overall decline in deposit balances compared to the prior year, much of this was attributable to balances moving into wealth management accounts at the Bank, so these balances should continue to benefit the Company. The Company experienced very little change in deposit balances following the March 2023 bank failures and resulting banking system disruption, with deposit balances increasing by $114.7 million since March 31, 2023.

Macatawa’s deposit base is primarily made up of many small accounts, and balances at September 30, 2023 were comprised of 42% personal customers and 58% business customers. Core deposits - which Management defines as deposits sourced within its local markets - represented 100% of total deposits at September 30, 2023. Total deposit balances of $2.45 billion at September 30, 2023 remained elevated, reflecting a $740.2 million increase, or 43%, over pre-pandemic totals of $1.71 billion as of March 31, 2020.

Noninterest bearing demand deposits were down $51.4 million at the end of third quarter 2023 compared to the end of second quarter 2023 and were down $202.7 million compared to the end of third quarter 2022. Interest bearing demand deposits, money market deposits and savings deposits were up $133.5 million from the end of second quarter 2023 and were down $115.3 million from the end of third quarter 2022. Certificates of deposit were up $41.9 million at September 30, 2023 compared to June 30, 2023 and were up $207.4 million compared to September 30, 2022 as customers reacted to increases in market interest rates. All certificates of deposit are to local customers as the Company does not have any brokered deposits at September 30, 2023. The Company continues to be successful at attracting and retaining core local deposit customers. Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Management has actively pursued initiatives to maintain a strong liquidity position. The Company has had no brokered deposits on balance sheet since December 2011 and continues to maintain significant on-balance sheet liquidity. At September 30, 2023, balances held in federal funds sold and other short-term investments amounted to $469.8 million. In addition, the Company had total additional borrowing capacity, including from the Federal Reserve’s Bank Term Funding Program, of approximately $964.5 million as of September 30, 2023. Finally, because Management has maintained the discipline of buying shorter-term bond durations in the investment securities portfolio, there are $389.5 million in bond maturities and paydowns coming into the Company in the next 24 months ending September 30, 2025.

The Company's total risk-based regulatory capital ratio at September 30, 2023 was consistent with the ratio at June 30, 2023 and September 30, 2022. Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines. As such, the Bank was categorized as "well capitalized" with $140.0 million in excess capital over well capitalized minimums at September 30, 2023.

Macatawa Bank Corporation 3Q Results / page 7 of 7

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investment securities portfolio. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for credit losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2022. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:

Jon W. Swets

Chief Financial Officer

616-494-7645

jswets@macatawabank.com

MACATAWA BANK CORPORATION

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended
	3rd Qtr	2nd Qtr	3rd Qtr	September 30,
EARNINGS SUMMARY	2023	2023	2022	2023	2022
Total interest income	$29,787	$27,120	$20,875	$84,174	$49,452
Total interest expense	7,543	5,974	1,104	18,167	2,173
Net interest income	22,244	21,146	19,771	66,007	47,279
Provision for credit losses	(150)	300	-	150	(1,500)
Net interest income after provision for credit losses	22,394	20,846	19,771	65,857	48,779

NON-INTEREST INCOME
Deposit service charges	1,061	1,018	1,263	3,072	3,693
Net gains on mortgage loans	5	21	166	37	673
Trust fees	1,109	1,136	969	3,277	3,153
Other	2,441	2,438	2,491	7,370	7,466
Total non-interest income	4,616	4,613	4,889	13,756	14,985

NON-INTEREST EXPENSE
Salaries and benefits	6,949	6,843	6,639	20,490	19,331
Occupancy	1,024	1,098	989	3,260	3,232
Furniture and equipment	1,050	1,064	1,014	3,145	3,017
FDIC assessment	330	330	201	990	578
Other	3,436	3,338	3,284	9,742	9,620
Total non-interest expense	12,789	12,673	12,127	37,627	35,778
Income before income tax	14,221	12,786	12,533	41,986	27,986
Income tax expense	2,808	2,474	2,488	8,257	5,372
Net income	$11,413	$10,312	$10,045	$33,729	$22,614

Basic earnings per common share	$0.33	$0.30	$0.29	$0.98	$0.66
Diluted earnings per common share	$0.33	$0.30	$0.29	$0.98	$0.66
Return on average assets	1.66%	1.57%	1.40%	1.66%	1.05%
Return on average equity	17.14%	15.70%	16.41%	17.31%	12.23%
Net interest margin (fully taxable equivalent)	3.35%	3.36%	2.86%	3.38%	2.30%
Efficiency ratio	47.61%	49.20%	49.18%	47.17%	57.46%

BALANCE SHEET DATA	Sept 30	June 30	Sept 30
Assets	2023	2023	2022
Cash and due from banks	$40,687	$40,255	$33,205
Federal funds sold and other short-term investments	469,786	343,676	733,347
Debt securities available for sale	503,277	512,837	453,728
Debt securities held to maturity	330,003	340,400	349,481
Federal Home Loan Bank Stock	10,211	10,211	10,211
Loans held for sale	-	-	234
Total loans	1,291,290	1,271,576	1,138,645
Less allowance for credit losses	17,001	17,109	14,821
Net loans	1,274,289	1,254,467	1,123,824
Premises and equipment, net	39,399	39,766	40,670
Bank-owned life insurance	54,043	53,791	53,193
Other real estate owned	-	-	2,343
Other assets	38,015	34,851	34,802

Total Assets	$2,759,710	$2,630,254	$2,835,038

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$653,052	$704,409	$855,744
Interest-bearing deposits	1,792,534	1,617,136	1,700,453
Total deposits	2,445,586	2,321,545	2,556,197
Other borrowed funds	30,000	30,000	30,000
Long-term debt	-	-	-
Other liabilities	14,247	14,890	12,287
Total Liabilities	2,489,833	2,366,435	2,598,484

Shareholders' equity	269,877	263,819	236,554

Total Liabilities and Shareholders' Equity	$2,759,710	$2,630,254	$2,835,038

MACATAWA BANK CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
	2023	2023	2023	2022	2022	2023	2022
EARNINGS SUMMARY
Net interest income	$22,244	$21,146	$22,616	$22,867	$19,771	$66,007	$47,279
Provision for credit losses	(150)	300	-	375	-	150	(1,500)
Total non-interest income	4,616	4,613	4,528	5,035	4,889	13,756	14,985
Total non-interest expense	12,789	12,673	12,165	12,448	12,127	37,627	35,778
Federal income tax expense	2,808	2,474	2,975	2,961	2,488	8,257	5,372
Net income	$11,413	$10,312	$12,004	$12,118	$10,045	$33,729	$22,614

Basic earnings per common share	$0.33	$0.30	$0.35	$0.35	$0.29	$0.98	$0.66
Diluted earnings per common share	$0.33	$0.30	$0.35	$0.35	$0.29	$0.98	$0.66

MARKET DATA
Book value per common share	$7.87	$7.69	$7.60	$7.20	$6.91	$7.87	$6.91
Tangible book value per common share	$7.87	$7.69	$7.60	$7.20	$6.91	$7.87	$6.91
Market value per common share	$8.96	$9.28	$10.22	$11.03	$9.26	$8.96	$9.26
Average basic common shares	34,291,487	34,292,179	34,297,221	34,277,839	34,251,792	34,293,531	34,253,459
Average diluted common shares	34,291,487	34,292,179	34,297,221	34,277,839	34,251,792	34,293,531	34,253,459
Period end common shares	34,291,487	34,291,487	34,292,294	34,298,640	34,251,485	34,291,487	34,251,485

PERFORMANCE RATIOS
Return on average assets	1.66%	1.57%	1.74%	1.72%	1.40%	1.66%	1.05%
Return on average equity	17.14%	15.70%	19.19%	20.22%	16.41%	17.31%	12.23%
Efficiency ratio	47.61%	49.20%	44.82%	44.61%	49.18%	47.17%	57.46%
Full-time equivalent employees (period end)	313	322	317	318	316	313	316

YIELDS AND COST OF FUNDS RATIOS
Federal funds sold and other short-term investments	5.36%	5.05%	4.58%	3.72%	2.27%	4.97%	0.99%
Total securities (fully taxable equivalent)	2.47%	2.43%	2.40%	2.25%	2.07%	2.43%	1.89%
Commercial loans	5.66%	5.58%	5.40%	4.93%	4.30%	5.55%	3.97%
Residential mortgage loans	4.20%	3.93%	3.73%	3.53%	3.39%	3.96%	3.92%
Consumer loans	8.00%	7.63%	7.20%	6.22%	5.18%	7.61%	4.41%
Total loans	5.57%	5.47%	5.28%	4.83%	4.24%	5.44%	3.92%
Total yield on interest earning assets (fully taxable equivalent)	4.48%	4.31%	4.15%	3.72%	3.02%	4.31%	2.41%
Interest bearing demand deposits	0.45%	0.48%	0.43%	0.34%	0.14%	0.46%	0.06%
Savings and money market accounts	1.90%	1.64%	1.35%	0.73%	0.29%	1.63%	0.13%
Time deposits	3.86%	3.23%	2.22%	0.84%	0.29%	3.30%	0.24%
Total interest bearing deposits	1.69%	1.42%	1.05%	0.57%	0.22%	1.39%	0.11%
Total deposits	1.21%	1.01%	0.74%	0.38%	0.14%	0.99%	0.07%
Other borrowed funds	2.08%	2.08%	2.08%	2.08%	2.08%	2.08%	1.94%
Total average cost of funds on interest bearing liabilities	1.69%	1.43%	1.07%	0.60%	0.26%	1.40%	0.17%
Net interest margin (fully taxable equivalent)	3.35%	3.36%	3.44%	3.34%	2.86%	3.38%	2.30%

ASSET QUALITY
Gross charge-offs	$41	$22	$21	$23	$46	$84	$141
Net charge-offs/(recoveries)	$(42)	$(15)	$(33)	$(89)	$(190)	$(90)	$(432)
Net charge-offs to average loans (annualized)	-0.01%	0.00%	-0.01%	-0.03%	-0.07%	-0.01%	-0.05%
Nonperforming loans	$1	$72	$75	$78	$85	$1	$85
Other real estate and repossessed assets	$-	$-	$-	$2,343	$2,343	$-	$2,343
Nonperforming loans to total loans	0.00%	0.01%	0.01%	0.01%	0.01%	0.00%	0.01%
Nonperforming assets to total assets	0.00%	0.00%	0.00%	0.08%	0.09%	0.00%	0.09%
Allowance for credit losses	$17,001	$17,109	$16,794	$15,285	$14,821	$17,001	$14,821
Allowance for credit losses to total loans	1.32%	1.35%	1.38%	1.30%	1.30%	1.32%	1.30%
Allowance for credit losses to nonperforming loans	1700100.00%	23762.50%	22392.00%	19596.15%	17436.47%	1700100.00%	17436.47%

CAPITAL
Average equity to average assets	9.71%	10.01%	9.07%	8.49%	8.52%	9.59%	8.56%
Common equity tier 1 to risk weighted assets (Consolidated)	17.16%	17.16%	17.08%	16.94%	16.72%	17.16%	16.72%
Tier 1 capital to average assets (Consolidated)	11.08%	11.08%	10.26%	9.73%	9.29%	11.08%	9.29%
Total capital to risk-weighted assets (Consolidated)	18.16%	18.16%	18.08%	17.87%	17.64%	18.16%	17.64%
Common equity tier 1 to risk weighted assets (Bank)	16.66%	16.66%	16.58%	16.44%	16.24%	16.66%	16.24%
Tier 1 capital to average assets (Bank)	10.75%	10.75%	9.96%	9.44%	9.02%	10.75%	9.02%
Total capital to risk-weighted assets (Bank)	17.66%	17.66%	17.58%	17.37%	17.16%	17.66%	17.16%
Common equity to assets	9.78%	10.03%	9.88%	8.50%	8.34%	9.78%	8.34%
Tangible common equity to assets	9.78%	10.03%	9.88%	8.50%	8.34%	9.78%	8.34%

END OF PERIOD BALANCES
Total portfolio loans	$1,291,290	$1,271,576	$1,220,939	$1,177,748	$1,138,645	$1,291,290	$1,138,645
Earning assets	2,648,445	2,518,396	2,531,184	2,781,515	2,727,924	2,648,445	2,727,924
Total assets	2,759,710	2,630,254	2,637,153	2,906,919	2,835,038	2,759,710	2,835,038
Deposits	2,445,586	2,321,545	2,330,895	2,615,142	2,556,197	2,445,586	2,556,197
Total shareholders' equity	269,877	263,819	260,568	247,038	236,554	269,877	236,554

AVERAGE BALANCES
Federal funds sold and other short-term investments	$467,434	$360,023	$555,670	$681,489	$803,082	$460,719	$923,153
Total securities	879,379	900,724	898,691	862,613	808,477	892,860	711,765
Total portfolio loans	1,274,344	1,246,217	1,186,684	1,159,449	1,124,950	1,236,069	1,107,311
Earning assets	2,630,894	2,516,837	2,650,972	2,713,294	2,746,975	2,599,494	2,753,200
Total assets	2,743,069	2,625,334	2,757,594	2,822,770	2,874,343	2,708,612	2,879,571
Non-interest bearing deposits	692,436	674,565	732,434	847,752	917,552	699,666	896,989
Total interest bearing deposits	1,737,579	1,641,857	1,727,883	1,687,693	1,668,613	1,702,475	1,667,270
Total deposits	2,430,015	2,316,422	2,460,318	2,535,446	2,586,165	2,402,141	2,564,259
Borrowings	30,000	30,000	30,000	30,000	30,000	30,000	56,234
Total shareholders' equity	266,339	262,764	250,160	239,684	244,857	259,814	246,578